Kristina K. Williams Named President and CEO; Mike Wilson Sets Retirement Date

Earlier this year, Federal Home Loan Bank of Des Moines (FHLB Des Moines) announced Mike Wilson’s intentions to retire from his position of president and chief executive officer (CEO). At that time, the FHLB Des Moines board of directors formed a search committee and retained an executive search firm to identify Mike’s successor. We are pleased to announce that Kristina K. Williams has been named the new president and CEO effective January 20, 2020.

More details on this announcement can be found in the recently filed 8-K or press release.

There will be a short transition period after Kris joins FHLB Des Moines. Mike will serve as an advisor and help Kris successfully transition to her new role before his retirement on February 7, 2020.

Statement from Kris Williams

“Joining the Federal Home Loan Bank of Des Moines is an opportunity that I look forward to. FHLB Des Moines has an extensive footprint, serving the most members across the largest geographical area of any Federal Home Loan Bank. I am excited to work with the board of directors, management and employees to not only ensure FHLB Des Moines is financially and operationally sound but adds value for members from Juneau, Alaska to the Bootheel of Missouri and many cities and communities in between.”

Statement from Ellen Lamale, Vice Chair, FHLB Des Moines Board of Directors

“The FHLB Des Moines board of directors appreciates Mike’s leadership and commitment to FHLB Des Moines and the entire Federal Home Loan Bank System for nearly three decades. We are excited to welcome Kris and confident that she is the right leader to position FHLB Des Moines for the future. With extensive financial service industry experience, including a 15-year career at the Federal Home Loan Bank of Pittsburgh, she understands the important role the Federal Home Loan Banks play in being a safe and reliable funding source for thousands of member financial institutions across the country.”

If there are any questions about these changes, please contact CEO@fhlbdm.com.